Exhibit 99.13

Execution Version

THIRD AMENDED AND RESTATED TRANSACTION 1 SUPPLEMENTAL CONFIRMATION

Date:	May 18, 2016

To:	M Capital Group Investors II, LLC 2200 South 75th Avenue Phoenix, AZ 85043

Attn:	Chad Killebrew and Vicki Plein

From:	Citibank, N.A.
Fax No.:	212-615-8985

Reference Number:         NECOM7958825

The purpose of this Third Amended and Restated Transaction 1 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and M Capital Group Investors II, LLC (“Counterparty”) on October 30, 2015 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on February 18, 2015 (the “Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on October 29, 2013 (the “Original Transaction”).  This Third Amended and Restated Transaction 1 Supplemental Confirmation, dated May 18, 2016 (the “Amendment and Restatement Date”), amends and restates in its entirety the Second Amended and Restated Transaction 1 supplemental confirmation, dated October 30, 2015 (the “Second Amended and Restated Transaction 1 Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Second Amended and Restated Transaction 1 Supplemental Confirmation, the Amended and Restated Transaction 1 Supplemental Confirmation, dated February 18, 2015 (the “First Amended and Restated Transaction 1 Supplemental Confirmation”) or the Transaction 1 Supplemental Confirmation, dated October 29, 2013 (the “Original Transaction 1 Supplemental Confirmation”) in the Master Confirmation or in other documentation between the parties shall be to this Third Amended and Restated Transaction 1 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Third Amended and Restated Transaction 1 Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.

1.           This Third Amended and Restated Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 29, 2013 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Third Amended and Restated Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.           The terms of the Transaction to which this Third Amended and Restated Transaction 1 Supplemental Confirmation relates are as follows:

Trade Date:	October 29, 2013
Amendment and Restatement Date:	May 18, 2016
Initial Exchange Date:	October 29, 2013

Counterparty Initial Payment Amount:
An amount in USD equal to (i) the aggregate Number of Shares for all Components multiplied by (ii) the Forward Floor Price for the Original Transaction multiplied by (iii) the Initial Amount Factor.  Counterparty shall pay the Counterparty Initial Payment Amount to Citibank on the Initial Exchange Date.

Citibank Initial Delivery Amount:
9,732,894 Shares.  Citibank shall deliver the Citibank Initial Delivery Amount to Counterparty on the Initial Exchange Date.  Section 9.4 of the Equity Definitions shall apply to such delivery date as if it were a Settlement Date.

Citibank Initial Payment Amount:
An amount in USD equal to (i) the aggregate Number of Shares for all Components multiplied by (ii) the Forward Floor Price for the Original Transaction multiplied by (iii) the Initial Amount Factor.  Citibank shall pay the Citibank Initial Payment Amount to Counterparty on the Initial Exchange Date.

Initial Amount Factor:	80.9890%
Initial Reference Price:	USD 22.54
Forward Floor Price:	USD 22.00
Forward Cap Price:	USD 26.40
Cap Ratio:	Not Applicable
Final Disruption Date:	December 9, 2016
Counterparty Second Amendment Payment Amount:	USD 18,500,000
Counterparty Second Amendment Payment Date:

The Second Amendment and Restatement Date; provided that, if Citibank determines, in its reasonable discretion, that it is impracticable for Counterparty to deliver the Counterparty Second Amendment Payment Amount by close of business on the Second Amendment and Restatement Date, then the Counterparty Second Amendment Payment Date shall be the Currency Business Day immediately following the Second Amendment and Restatement Date.

Letter Agreement Reference Price:	USD 15.0205

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares is set forth below:

Component Number	Scheduled Valuation Date	Number of Shares
1	11/25/2016	13,700,000

3.           For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended to add the following phrase at the end of “or any Affiliate of it” in Section 6(c)(i): “or any group (within the meaning of Section 13(d) of the Exchange Act and the regulations thereunder) of which it or any Affiliate is a part”.

4.           Hire Act.  For purposes of all Transactions under the Master Confirmation, “Indemnifiable Tax” as defined in Section 14 of this Agreement shall not include any tax imposed on payments or deemed payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations or official interpretations issued thereunder.

5.           For purposes of all Transactions under the Master Confirmation, Section 9(b) is hereby amended by deleting the phrase “CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011” and replacing it with “Capitol Services, Inc., located at 1219 Central Avenue, Suite 100, Albany NY 12205”.

6.           For purposes of all Transactions under the Master Confirmation, Section 10 of the Master Confirmation is hereby amended by replacing the addresses listed in the “Addresses for notices or communication to Citibank” with the following:

Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attn: James Heathcote
Telephone: 212-723-7452
Email: james.heathcote@citi.com

with a copy to:

Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attn: Adam Muchnick
Telephone: 212-723-3850
Email: adam.muchnick@citi.com

Counterparty hereby agrees (a) to check this Third Amended and Restated Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Third Amended and Restated Transaction 1 Supplemental Confirmation relates by manually signing this Third Amended and Restated Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ James Heathcote
Authorized Representative
James Heathcote

Confirmed as of the date first above written:

M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By: /s/ Jerry C. Moyes
Name: Jerry C. Moyes
Title: Co-Trustee

By: /s/ Vickie Moyes
Name: Vickie Moyes
Title: Co-Trustee

Signature Page to Third Amended and Restated
Transaction 1 Supplemental Confirmation
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